Exhibit 10.39

Avista Corporation
Non-Employee Director Compensation - 2015

Prior to August 21, 2015, directors who were not employees of the Company received an annual retainer of $125,000 with $50,000 of the total retainer to be paid in stock each year. Directors had the option of taking the remaining $75,000 in cash, stock or a combination of both cash and stock. The cash portion of the retainer is paid quarterly. Directors were also paid $1,500 for each meeting of the Board or any Committee meeting of the Board. Directors who served as Board Committee Chairs received an additional $7,500 annual retainer, with the exception of the Audit Committee Chair, who received an additional $13,000 annual retainer and the Compensation Committee Chair, who received an additional $10,000 annual retainer. The Lead Director received an additional annual retainer of $20,000.

Each year, the Governance Committee reviews all components of director compensation. During 2015, the Governance Committee engaged Meridian Compensation Partners LLC (“Meridian”) to assist in this review. The information provided by Meridian was used to compare the Company’s current director compensation with peer companies in the utility industry and general industry companies of similar size (the “Director Peer Group”). The companies comprising the Director Peer Group are those companies in the S&P 400 Utilities Index.

At its August 21, 2015 meeting, the Board reviewed survey results from Meridian regarding current pay practices for director compensation. The Board approved an increase in the annual retainer of an additional $15,000, effective September 1, 2015. The total annual retainer is now $140,000 with $65,000 of the total retainer to be paid in stock each year. Directors will have the option of taking the remaining $75,000 in cash, stock or a combination of both cash and stock.

Each director is entitled to reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board or its Committees and related activities, including director education courses and materials. These expenses include travel to and from the meetings, as well as any expenses they incur while attending the meetings.

The Company has a minimum stock ownership expectation for all Board members. Outside directors are expected to achieve a minimum investment of five times the minimum portion of their equity retainer payable in Company common stock within five years of becoming a Board member, and retain at least that level of investment during his/her tenure as a Board member. Shares previously deferred under the former Non- Employee Director Stock Plan count for purposes of determining whether a director has achieved the ownership expectation. Directors are prohibited from engaging in short-sales, pledging, or hedging the economic interest in their Company shares.

The ownership expectation illustrates the Board’s philosophy of the importance of stock ownership for directors to further strengthen the commonality of interest between the Board and shareholders. The Governance Committee annually reviews director holdings to determine whether they meet ownership expectations. All directors currently comply based on their years of service completed on the Board.

There were no annual stock option grants or non-stock incentive plan compensation payments to directors for services in 2015 and none are currently contemplated under the current compensation structure. The Company also does not provide a retirement plan or deferred compensation plan to its directors.